                                                                    Exhibit 4.2

                                 FIRST AMENDMENT

                                       TO

                             SHAREHOLDER RIGHTS PLAN

         This First Amendment to the Shareholder Rights Plan (the "Plan") of St.
Mary Land & Exploration Company, a Delaware corporation (the "Company"), is intended to be effective as of July 19, 2001.

         WHEREAS, on July 19, 2001 the Board of Directors of the Company adopted a resolution to amend the Plan as follows:

                  Section 1(r) shall read, "Purchase Price" shall mean from and after July 19, 2001 $100.00 per share of Common Stock and
                  shall be subject to adjustment thereafter from time to time as provided in this Plan.

                  Section 1(k) is hereby amended to read, "Final Expiration
                  Date" shall mean December 31, 2009.

         The remainder of the Plan shall be unaffected by this First Amendment.

         IN WITNESS WHEREOF, the Company has caused this First Amendment to the
Shareholder Rights Plan to be duly executed on its behalf on March ___, 2002, intended to be effective as of July 19, 2001.

                                        ST. MARY LAND & EXPLORATION COMPANY,
                                        a Delaware corporation

                                        By: /s/ MARK A. HELLERSTEIN
                                           ------------------------------------
                                             Mark A. Hellerstein, President and
                                               Chief Executive Officer